PRODUCT LICENSE AND DISTRIBUTION AGREEMENT

THIS Product License Agreement (the “PLA”) is made and entered into this 17th day of February, 2012, by and between Crescent Moon Holdings, LLC, a South Carolina limited liability company (d/b/a Wild Creations) (the “Licensee”) and Wired Associates Solutions, Inc. a Nevada corporation (the “Licensor”) having its principal place of business at 1559 East 38th Street, Brooklyn, New York 11234.

WHEREAS, Licensor and Licensee have reached an agreement whereby Licensor shall permit Licensee to manufacture, distribute and market Licensor’s product line known as SnapTagz (the “Product Line”) for a limited period of time, all as more specifically set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual undertakings herein contained, Licensor and Licensee hereby agree as follows:

1.                  LICENSE. Licensor hereby grants to Licensee a nonexclusive license to manufacture, distribute and market the Product Line throughout the world (the “Territory”).

2.                  TERM. The term of this PLA shall be the earlier of (a) the termination of this PLA as set forth at Section 6 or (b) February 17, 2013.

3.                  ROYALTY. Licensee agrees to pay Licensor six and 00/100 (6.00%) percent of the gross sales of any items of the Product Line which are manufactured, distributed and/or marketed by Licensee. Licensee will make payment to Licensor within thirty (30) days after the end of each calendar quarter, by mailing a check to the address set forth above, unless otherwise notified by Licensor.  During the one (1) year period commencing on the effective date of this PLA, Licensee shall pay to Licensor the minimum sum of Ten Thousand Dollars ($10,000.00) per year, said amount being payable on the one year (1) anniversary thereof and shall be creditable towards royalties due to Licensor by Licensee during the year in which such payment is made.  If Licensee does not timely pay the minimum amount of Ten Thousand Dollars ($10,000.00) to Licensor during the license year of such one (1) year period, Licensor shall have the option, within ten (10) days after the due date, to give Licensee written notice of Licensor's intention to terminate this PLA.  Licensee will, within thirty (30) days after the end of each calendar quarter, submit a written report to Licensor setting forth for that quarter: the quantity and description of items of the Product Line which are manufactured, distributed and/or marketed by the Licensee and the amount of royalties owed.  Licensor shall have the right, at its own expense, through a certified public accountant of its own choice, to inspect at reasonable times and with reasonable notice, the accuracy of Licensee's quarterly statements.  Licensee, at its own cost and expense will make available to such accountants all information and records necessary to make such determinations.

4.                  DISCLOSURES AND USE. Licensee will, or will cause its agents to, comply with industry approved manufacturing, distributing and marketing practices and all applicable laws, rules and regulations with respect to the manufacture, distribution, marketing and sale of the Product Line. Upon Licensor's reasonable request, Licensee will supply Licensor within five (5) days with reasonable quantities of random samples of the Product Line manufactured, packaged, marketed and/or sold by Licensee. Licensee shall use its best efforts to manufacture, package, market, sell and distribute the Product Line. Licensee will be solely responsible for all expenses and commercial activities related to the manufacture, marketing and distribution of the Product Line, including but not limited to invoicing, receipt of payments, and collection of accounts.

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Licensee acknowledges that it will have access to certain of Licensor's information that is proprietary, confidential and which constitute trade secrets including, but not limited to, the design and manufacture of the Product Line (the “Confidential Information”). Licensee shall only use the Confidential Information for the limited purpose of exercising the rights granted pursuant to this PLA, and Licensee agrees that it will protect the confidentiality of all Confidential Information with at least the same amount of care that it provides to its own confidential information and trade secrets. Licensee will not disclose any such Confidential Information to potential manufacturers, marketers, distributors, or others without first entering into a non-disclosure agreement with such parties.

Upon reasonable notice, Licensee shall provide Licensor with access at reasonable times and places to all Licensee business records pertaining to the manufacturing, marketing, selling and distribution of Product Line.

Licensee shall have the full authority and obligation to protect the rights granted herein, including the authority, obligation and duty to prosecute any and all claims against potential infringers of Licensor's trademarks.

If for any reasons of safety, health or consumer protection, Licensor deems it necessary to remove any amount of Product Line from the market, Licensee shall do so forthwith at its sole expense. If Licensee fails to do so forthwith, Licensor may take any action it deems necessary or proper to so remove the Product Line and all costs and expenses incurred in association therewith shall be Licensee's sole responsibility.

5.                  INDEMNITY. Licensee shall indemnify Licensor against, and hold Licensor harmless from, any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including reasonable attorneys' fees and costs, arising out of, connected with, or resulting from Licensee’s actions which are connected (however designated) with this PLA. Each party agrees that it will give the other prompt notice of the assertion of any such claim or the institution of any such action, suit or proceeding.

6.                  DEFAULT. If Licensee, fails to observe, keep or perform any other provision of this License required to be observed, kept or performed by Licensee, Licensor shall have the right to terminate this License.

7.                  ASSIGNMENT. Without the prior written consent of Licensor, Licensee shall not assign, transfer, pledge or hypothecate the license granted by this PLA, or any interest therein.

Subject always to the foregoing, the license granted by this PLA inures to the benefit of, and is binding upon, the heirs, legatees, personal representatives, successors and assigns of the parties hereto.

8.                  NON WAIVER. No covenant or condition of this PLA can be waived except by the written consent of Licensor. Forbearance or indulgence by Licensor in any regard whatsoever shall not constitute a waiver of the covenant or condition to be performed by Licensee to which the same may apply, and, until complete performance by Licensee of said covenant or condition, Licensor shall be entitled to invoke any remedy available to Licensor under this PLA or by law or in equity despite said forbearance or indulgence.

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9.                  NOTICES AND DEMANDS. Any notice or other communication required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally, (b) transmitted by facsimile or other telecopy mechanism, provided that any notice so given is also sent for delivery as provided in clause (a) or mailed as provided in clause (d), (c) through private delivery services (e.g. Federal Express) or (d) sent by Registered or Certified U.S. Mail, postage prepaid, addressed to each applicable party at such party’s last known address.

Each such notice or other communication shall be effective (i) if given by telecopy, when transmitted to the applicable number so specified in (or pursuant to) this Section and an appropriate answer back is received, or (ii) if given by any other means, when actually received at such address.

10.              GENDER, NUMBER. Whenever the context of this PLA requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural; and whenever the word “Licensor” is used herein, it shall include all assignees of Licensor. If there is more than one Licensee named in this PLA, the liability of each shall be joint and several.

11.              TITLES. The titles to the Sections of this PLA are solely for the convenience of the parties, and are not an aid in the interpretation of the instrument.

12.              TIME. Time is of the essence to this PLA and each and all of its provisions.

13.              LICENSOR'S CONSENT. Whenever the consent or approval of the Licensor is required hereunder, Licensor agrees that same will not be unreasonably withheld.

14.              DISPUTE RESOLUTION. Any controversy or claim arising out of or related to this PLA or the breach thereof, which the parties hereto are unable to resolve after at least thirty (30) days of good faith negotiations, shall be settled, except as may otherwise be provided herein, by binding arbitration in accordance with the laws of the State of New York and the arbitration award may be entered as a final judgment in any court having jurisdiction thereon. Any dispute as to whether a controversy or claim is subject to arbitration shall be submitted as part of the arbitration proceeding. Legal costs, attorneys’ fees, and the fees of expert witnesses may be assessed against any person found to have acted in bad faith; provided, however, if there is no finding of bad faith each party shall retain financial responsibility for their respective legal costs, attorneys’ fees and expert witness fees and all parties to this PLA will pay a pro rata share of the general cost of the arbitration. Notwithstanding the above, if either party requests arbitration and the arbitration panel makes a determination adverse to the requesting party, the requesting party shall be responsible for the payment of all costs incurred by both parties, to include legal fees, expert witness fees, and general arbitration costs, associated with the arbitration procedure. All arbitration proceedings shall be conducted by a panel of three arbitrators. The party requesting arbitration shall have the right to select one arbitrator and the person or persons on the other side of the controversy shall select a second arbitrator. The two arbitrators so chosen shall select the third.

15.              GOVERNING LAW. This Agreement and its interpretation shall be governed by the laws of the State of New York (without regard to its conflict of laws rules).

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16.              JURISDICTION. Except as otherwise provided hereinabove, the parties agree that any claim or dispute hereunder shall be made or brought in the state or federal courts of the State of New York.

17.              ENTIRE AGREEMENT. This instrument constitutes the entire agreement between Licensor and Licensee with regard to the subject matter hereof; and the same shall not be amended, altered or changed except by a written agreement signed by the parties hereto. No representations, warranties, or promises, guarantees or agreements, oral or written, expressed or implied, have been made by either party hereto with respect to this PLA or the equipment other than set forth herein.

The parties have caused this instrument to be executed the day and year first above written.

LICENSEE:
Crescent Moon Holdings, LLC
(d/b/a Wild Creations)

By:
Name:	Peter Gasca
Title:	Chief Executive Officer

LICENSOR:
Wired Associates Solutions, Inc.

By:
Name:	Justin Jarman
Title:	Chief Executive Officer

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